Exhibit 10.1

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT CONSTITUTE, AND SHALL NOT BE DEEMED TO BE, AN OFFER OF SECURITIES OR A SOLICITATION OF THE ACCEPTANCE OR REJECTION OF A CHAPTER 11 PLAN FOR PURPOSES OF SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE RSA EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTATION INCORPORATING THE TERMS SET FORTH HEREIN, AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTATION AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTATION.

ENVIVA INC.

RESTRUCTURING SUPPORT AGREEMENT

March 12, 2024

This Restructuring Support Agreement (together with the exhibits and schedules attached hereto, as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”),1 dated as of March 12, 2024, is entered into by and among the following parties:

(i)	Enviva Inc. and those certain subsidiaries of Enviva Inc. listed on Schedule 1 hereto (such subsidiaries and Enviva Inc. each a “Debtor” and, collectively, the “Debtors”);

(ii)	the undersigned holders or beneficial holders, investment advisors, sub-advisors, or managers of funds and/or accounts that are holders or beneficial holders, of the senior notes issued pursuant to that certain Indenture, dated as of December 9, 2019, among Enviva Partners, LP and Enviva Partners Finance Corp., as issuers, each of the guarantors party thereto, and Wilmington Savings Fund Society, FSB, as trustee (in such capacity, the “2026 Notes Indenture Trustee”) (as amended, restated, modified, supplemented, or replaced from time to time prior to the Petition Date, the “2026 Notes Indenture”), for the 6.500% senior notes due 2026 (the “2026 Notes,” and the claims against the Debtors on account thereof, the “2026 Notes Claims”) (such holders, together with their respective successors and permitted assigns and any subsequent holder of 2026 Notes that may become in accordance with Section 12 and/or Section 13 hereof signatory hereto, collectively, the “Consenting 2026 Noteholders”);

[1]	Unless otherwise noted, capitalized terms used but not immediately defined herein shall have the meanings ascribed to them at a later point in this Agreement or in the Term Sheet (as defined herein), as applicable.

(iii)	the undersigned holders or beneficial holders, investment advisors, sub-advisors, or managers of funds and/or accounts that are holders or beneficial holders, whether as record holders or participants, of loans or commitments (the “Senior Secured Credit Facility Loans”) under that certain Amended and Restated Credit Agreement dated as of October 18, 2018 (as amended, restated, modified, supplemented, or replaced from time to time prior to the Petition Date, the “Senior Secured Credit Agreement,” and the claims arising thereunder, the “Senior Secured Credit Facility Claims”) among Enviva Inc., as administrative borrower, Enviva LP, as subsidiary borrower, Ankura Trust Company, LLC, as administrative agent and collateral agent (in such capacity, the “Senior Secured Credit Facility Agent”), and the lenders party thereto from time to time (such lenders, together with their respective successors and permitted assigns and any subsequent lender that may become in accordance with Section 12 and/or Section 13 hereof signatory hereto, collectively, the “Consenting Senior Secured Credit Facility Lenders”);

(iv)	(A) the undersigned holders or beneficial holders, investment advisors, sub-advisors, or managers of funds and/or accounts that are holders or beneficial holders, of Exempt Facilities Revenue Bonds (Enviva Inc. Project), Series 2022 (Green Bonds) (the “Epes Green Bonds,” and the claims against the Debtors on account thereof, the “Epes Green Bonds Claims”) issued by the Industrial Development Authority of Sumter County, Alabama (the “Epes Green Bonds Issuer”) pursuant to that certain Indenture of Trust, dated as of July 1, 2022, between Epes Green Bonds Issuer and Wilmington Trust, N.A., as trustee (the “Epes Green Bonds Trustee”) (such holders, together with their respective successors and permitted assigns and any subsequent holder of Epes Green Bonds that may become in accordance with Section 12 and/or Section 13 hereof signatory hereto, collectively, the “Consenting Epes Green Bondholders”); and

(v)	(A) the undersigned holders or beneficial holders, investment advisors, sub-advisors, or managers of funds and/or accounts that are holders or beneficial holders, of Exempt Facilities Revenue Bonds, (Enviva Inc.), Series 2022 (Green Bonds) (the “Bond Green Bonds,” and, the claims against the Debtors on account of the Bond Green Bonds, the “Bond Green Bonds Claims” and, the Bond Green Bonds Claims together with the Epes Green Bonds Claims, the “Green Bonds Claims”[2] and, the Green Bonds Claims together with the 2026 Notes Claims and the Senior Secured Credit Facility Claims, the “Company Claims/Interests”) issued by Mississippi Business Finance Corporation (the “Bond Green Bonds Issuer”) pursuant to that certain Indenture of Trust, dated as of November 1, 2022, between Bond Green Bonds Issuer and Wilmington Trust, N.A., as trustee (the “Bond Green Bonds Trustee”) (such holders, together with their respective successors and permitted assigns and any subsequent holder of Bond Green Bonds that may become in accordance with Section 12 and/or Section 13 hereof signatory hereto, collectively, the “Consenting Bond Green Bondholders,” and collectively with the Consenting Epes Green Bondholders, the “Consenting Green Bondholders” and, together with the Consenting 2026 Noteholders and the Consenting Senior Secured Credit Facility Lenders, the “Restructuring Support Parties”).

[2]	For the avoidance of doubt, any reference herein to the principal amount of Green Bonds Claims as of the RSA Effective Date shall, upon the consummation of either the Epes Bond Settlement or the MS Bond Settlement (each as defined herein), as applicable, refer to the adjusted principal amount of the applicable Green Bonds Claims after the consummation of the applicable Settlement.

This Agreement collectively refers to the Debtors and the Restructuring Support Parties as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, as of the date hereof, the Consenting 2026 Noteholders, in the aggregate, hold, or are investment advisors, sub-advisors, or managers of discretionary accounts or funds acting on behalf of beneficial owner(s) that hold, approximately 95% of the aggregate outstanding principal amount of the 2026 Notes;

WHEREAS, as of the date hereof, the Consenting Senior Secured Credit Facility Lenders, in the aggregate, hold, or are investment advisors, sub-advisors, or managers of discretionary accounts or funds acting on behalf of beneficial owner(s) that hold, approximately 72% of the aggregate outstanding principal amount of Senior Secured Credit Facility Loans;

WHEREAS, as of the date hereof, the Consenting Epes Green Bondholders, in the aggregate, hold, or are investment advisors, sub-advisors, or managers of discretionary accounts or funds acting on behalf of beneficial owner(s) that hold, approximately 78% of the aggregate outstanding principal amount of the Epes Green Bonds;

WHEREAS, as of the date hereof, the Consenting Bond Green Bondholders, in the aggregate, hold, or are investment advisors, sub-advisors, or managers of discretionary accounts or funds acting on behalf of beneficial owner(s) that hold, approximately 45% of the aggregate outstanding principal amount of the Bond Green Bonds; and

WHEREAS, the Debtors and the Restructuring Support Parties have, in good faith and at arms’ length, negotiated certain restructuring transactions (the “Restructuring”) with respect to the Debtors on the terms set forth in this Agreement and as specified in the restructuring term sheet attached hereto as Exhibit A (as may be amended, restated, supplemented, or otherwise modified from time to time in accordance herewith, the “Term Sheet”) and incorporated herein by reference pursuant to Section 2 hereof, which will be implemented through jointly administered voluntary cases commenced by the Debtors (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”), pursuant to the Plan3, which will be filed by the Debtors in the Chapter 11 Cases in accordance with the Milestones set forth in Section 4 of this Agreement.

[3]	“Plan” means the joint plans of reorganization for each of the Debtors under chapter 11 of the Bankruptcy Code on the terms and subject to the conditions set forth herein, including in the Term Sheet.

NOW, THEREFORE, in consideration of the promises, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

AGREEMENT

1.             RSA Effective Date. This Agreement shall become effective, and the obligations contained herein shall become binding upon the Parties, upon the first date (such date, the “RSA Effective Date”) that this Agreement has been executed by all of the following: (i) each Debtor; (ii) the holders4 of at least one-half of the aggregate outstanding principal amount of Senior Secured Credit Facility Claims; (iii) the holders of at least two-thirds of the aggregate outstanding principal amount of 2026 Notes Claims; (iv) the holders of at least 45% of the aggregate outstanding principal amount of Bond Green Bonds Claims; (v) the holders of at least two-thirds of the aggregate outstanding principal amount of Epes Green Bonds Claims; provided that the RSA Effective Date with respect to any Joining Party shall be the date that such Joining Party executes a Joinder Agreement; and (vi) the Forbearance Agreements5 shall be in full force and effect and the Debtors shall be in full compliance therewith.

2.             Exhibits and Schedules Incorporated by Reference. Each of the exhibits attached hereto and any schedules to such exhibits (collectively, the “Exhibits and Schedules”) is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the Exhibits and Schedules. In the event of any inconsistency between this Agreement (without reference to the Exhibits and Schedules) and the Exhibits and Schedules, this Agreement (without reference to the Exhibits and Schedules) shall govern.

[4]	References to “holder” or “lender” herein shall include holders or lenders or beneficial holders (including participants) or lenders, investment advisors, sub-advisors, or managers of funds and/or accounts that are holders or lenders, or beneficial holders (including participants) or lenders, as applicable. For purposes of this Agreement, including in connection with determining requisite consent thresholds, termination thresholds, the occurrence of the RSA Effective Date, covenants, and representations and warranties with respect to holdings of Company Claims/Interests, holdings of Company Claims/Interests shall include any executed but unsettled trades and any Company Claims/Interests beneficially held by the applicable party. Any covenants or representations and warranties with respect to voting shall be satisfied with respect to any unsettled trades by using commercially reasonable efforts to exercise all rights such Restructuring Support Party has to cause and direct the applicable holder of such Company Claims/Interests to vote.

[5]	“Forbearance Agreements” means, collectively, (i) the forbearance agreement dated as of February 16, 2024, between Enviva Inc. and certain of its subsidiaries more particularly detailed therein, as debtors and the holders or investment advisors, sub-advisors, or managers of discretionary accounts or funds acting on behalf of holders, of the senior notes issued pursuant to that certain Indenture dated as of December 9, 2019, as requisite creditors, (ii) the forbearance agreement dated as of February 16, 2024, between Enviva Inc. and certain of its subsidiaries more particularly detailed therein, as debtors and the holders, or investment advisors, sub-advisors, or managers of discretionary accounts or funds acting on behalf of holders, of loans or commitments under that certain Amended and Restated Credit Agreement, dated as of October 18, 2018, as requisite creditors, and (iii) the forbearance agreement dated as of February 16, 2024, between Enviva Inc. and certain of its subsidiaries more particularly detailed therein, as debtors and the holders or investment advisors, sub-advisors, or managers of discretionary accounts or funds acting on behalf of holders, of Exempt Facilities Revenue Bonds (Enviva Inc. Project), Series 2022 (Green Bonds) issued by the Industrial Development Authority of Sumter County, as requisite creditors.

3.              Definitive Documentation.

(a)	The definitive documents and agreements governing the Restructuring (each, including all amendments, modifications and supplements thereto, a “Definitive Document” and collectively, the “Definitive Documentation”) shall include:

(i)	the Plan and all exhibits thereto (including the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court in accordance with this Agreement (the “Plan Supplement”), including the exhibit to the Plan Supplement that will set forth the material components of the transactions that are required to effectuate the Restructuring contemplated by this Agreement and the Plan Supplement, including any “restructuring steps memo,” “tax steps memo” or other document describing steps to be taken and the related tax considerations in connection with the Restructuring (the “Restructuring Transactions Exhibit”));

(ii)	the confirmation order with respect to the Plan (the “Confirmation Order”) and any pleadings in support of entry thereof;

(iii)	the order with respect to the Disclosure Statement (the “Disclosure Statement Order”) (including the Disclosure Statement and Solicitation Motion (as defined herein));

(iv)	the solicitation materials with respect to the Plan, including the disclosure statement (and all exhibits thereto) with respect to the Plan (the “Disclosure Statement”) (collectively, the “Solicitation Materials”);

(v)	(A) the interim order authorizing, among other things, the Debtors to use cash collateral and obtain debtor-in-possession financing (the “Interim DIP Order”), (B) the final order authorizing, among other things, the Debtors to use cash collateral and obtain debtor-in-possession financing (the “Final DIP Order” and, together with the Interim DIP Order, the “DIP Orders”), and (C) the debtor-in-possession credit agreement and note purchase agreement (the “DIP Facility Agreement”) and all related documentation, including any budget (the “DIP Budget”) or term sheet (the “DIP Term Sheet”) related thereto, regarding the debtor-in-possession financing including any equity conversion processes or mechanisms relating thereto (collectively, the “DIP Financing Documents” and, such financing, the “DIP Financing”);

(vi)	all documentation related to any exit financing for the Restructuring (collectively, the “Exit Financing Documents”);

(vii)	all documentation related to the new money rights offering, which will be offered pursuant to section 1145 of the Bankruptcy Code and/or any other applicable law, including, without limitation, under section 4(a)(2) of the Securities Act (the “Rights Offering”), including the order authorizing the Debtors to enter into the Backstop Agreement (the “Backstop Approval Order”) and the procedures for the implementation of the Rights Offering (the “Rights Offering Procedures”) (collectively with the Backstop Agreement, the “Rights Offering Documents”);

(viii)	the backstop agreement with respect to the Rights Offering (the “Backstop Agreement”);

(ix)	any “key employee” retention or incentive plan and any motion, declaration or order related thereto;

(x)	all “first day” motions, applications, and other documents that any Debtor intends to file with the Bankruptcy Court and seeks to have heard on an expedited basis at the “first-day hearing” in the Chapter 11 Cases and any proposed orders related thereto;

(xi)	all documentation addressing or relating to the MS Bond Settlement (as defined herein) (the “MS Bond Settlement Documents”) and/or the Epes Bond Settlement (as defined herein) (the “Epes Bond Settlement Documents”);

(xii)	any other material documents, agreements, motions, pleadings, supplements, briefs, applications, orders, and other filings with the Bankruptcy Court, including any term sheets in respect thereof related to any of the foregoing or as may be reasonably necessary or advisable to implement the Restructuring; and

(xiii)	to the extent not included, any motions and related proposed orders, or amendment or modification of any order, related to each of the above.

(b)	The Definitive Documentation identified in Section 3(a) not executed or in a form attached to this Agreement will, after the RSA Effective Date, remain subject to negotiation and completion. The Definitive Documentation, including all amendments and modifications thereto and including all forms thereof filed with the Bankruptcy Court, shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement and shall be at all times in form and substance reasonably acceptable to (i) the Debtors and (ii) the Consenting 2026 Noteholders holding at least one-half in dollar amount of the aggregate outstanding principal amount of the 2026 Notes Claims held by all Consenting 2026 Noteholders at the time of such consent (the “Majority Consenting 2026 Noteholders”); provided, that, without limiting the foregoing, (A) the Plan, the Plan Supplement, the DIP Orders, the DIP Facility Agreement, the Backstop Agreement, the Backstop Approval Order and the Confirmation Order shall be in form and substance acceptable to the Debtors and the Majority Consenting 2026 Noteholders; (B) (x) the MS Bond Settlement Documents and (y) any other Definitive Document to the extent related to or concerning the Plan treatment of the Bond Green Bonds to the extent materially and adversely inconsistent with this Agreement (including as may be amended), shall, in each case, be reasonably acceptable to the Debtors and the Consenting Bond Green Bondholders holding at least one-half in dollar amount of the aggregate outstanding principal amount of the Bond Green Bonds Claims held by all Consenting Bond Green Bondholders at the time of such consent (the “Majority Consenting Bond Green Bondholders”); (C) (x) the Epes Bond Settlement Documents and (y) any other Definitive Document to the extent related to or concerning the Plan treatment of the Epes Green Bonds to the extent materially and adversely inconsistent with this Agreement (including as may be amended), shall, in each case, be reasonably acceptable to the Debtors and the Consenting Epes Green Bondholders holding at least one-half in dollar amount of the aggregate outstanding principal amount of the Epes Green Bonds Claims held by all Consenting Epes Green Bondholders at the time of such consent (the “Majority Consenting Epes Green Bondholders”); and (D) any Definitive Document, to the extent related to or concerning (x) the use of prepetition cash collateral, adequate protection or stipulations and findings relating to the Senior Secured Credit Facility Claims, (y) the Plan treatment of the Senior Secured Credit Facility Claims to the extent materially and adversely inconsistent with this Agreement (including as may be amended) and (z) the Exit Financing Documents (solely to the extent the Senior Secured Credit Facility Claims convert to obligations under such Exit Financing) shall be reasonably acceptable to the Debtors and the Consenting Senior Secured Credit Facility Lenders holding at least one-half in dollar amount of the aggregate outstanding principal amount of the Senior Secured Credit Facility Claims held by all Consenting Senior Secured Credit Facility Lenders at the time of such consent (the “Majority Consenting Senior Secured Credit Facility Lenders”); provided further, that any provision of any Definitive Document setting out allocations of the DIP Financing or any backstop of the Rights Offering or Exit Financing shall be acceptable to the Debtors and the ad hoc group of those holders of Company Claims/Interests, including the 2026 Notes Claims (the “Ad Hoc Group”) represented by Davis Polk & Wardwell LLP (“Davis Polk”), as legal counsel, and Evercore Group L.L.C. (“Evercore”), as financial advisor, in connection with the Restructuring (collectively, the “Ad Hoc Group Advisors”).

(c)	For the avoidance of doubt, any reference in this Agreement to a Definitive Document or other instrument shall be construed to include the attendant consent rights set forth herein, and failure to explicitly refer to such consent rights when referencing or defining a Definitive Document or instrument shall not impair such rights.

4.             Milestones. As provided in and subject to Section 6, the Debtors shall implement the Restructuring on the following timeline (each deadline, a “Milestone”):6

(a)	no later than March 12, 2024 at 11:59 p.m. (prevailing Eastern Time), the Debtors shall commence the Chapter 11 Cases by filing petitions for relief under chapter 11 of the Bankruptcy Code with the Bankruptcy Court (such filing date, the “Petition Date”);

(b)	no later than one calendar day after the Petition Date, the Debtors shall file with the Bankruptcy Court a motion seeking entry of the DIP Orders;

(c)	no later than seven calendar days after the Petition Date, the Debtors shall have obtained entry by the Bankruptcy Court of the Interim DIP Order;

(d)	no later than 14 calendar days after the Petition Date, the Debtors shall file with the Bankruptcy Court a motion seeking entry of an order setting a date as the deadline for submitting any claim (as defined in section 101(5) of the Bankruptcy Code, a “Claim”) against the Debtors (other than administrative and government Claims) (such order, the “Bar Date Order”);

(e)	no later than 35 calendar days after the Petition Date, the Debtors shall have obtained entry by the Bankruptcy Court of the Final DIP Order;

(f)	no later than 45 calendar days after the Petition Date, the Debtors shall file with the Bankruptcy Court a motion seeking rejection of the Rejected Customer Contracts[7];

(g)	no later than 90 calendar days after the Petition Date, the Debtors shall deliver to the Ad Hoc Group an initial draft of their revised long-term business plan;

(h)	no later than 100 calendar days after the Petition Date, the Debtors shall have entered into definitive documentation in respect of all renegotiated Customer Contracts[8]; provided that the Milestone in this Section 4(h) may be extended if the Debtors, in their sole discretion, and in consultation with the Ad Hoc Group, determine that continuing good faith negotiations in respective of any Customer Contract is in the best interest of the Debtors and their Estates[9];

(i)	no later than 115 calendar days after the Petition Date, the Debtors shall deliver to the Ad Hoc Group their revised long-term business plan;

[6]	In computing any period of time prescribed or allowed under this Agreement, the provisions of Federal Rule of Bankruptcy Procedure 9006(a) shall apply.

[7]	“Rejected Customer Contracts” means the initial Customer Contracts (as defined below) that the Debtors will file a motion seeking to reject in the Chapter 11 Cases.

[8]	“Customer Contracts” means the contracts for the sale of wood pellets between a Debtor and a Customer.

[9]	“Estates” means the estates of the Debtors created under section 541 of the Bankruptcy Code upon the commencement of each Debtor’s Chapter 11 Case and all property acquired by each Debtor after the Petition Date and before the Effective Date.

(j)	no later than 120 calendar days after the Petition Date, the Debtors shall file with the Bankruptcy Court: (i) the Plan; (ii) the Disclosure Statement; (iii) a motion (the “Disclosure Statement and Solicitation Motion”) seeking, among other things, (A) approval of the Disclosure Statement, (B) approval of procedures for soliciting, receiving, and tabulating votes on the Plan and for filing objections to the Plan, (C) approval of the Solicitation Materials, and (D) to schedule the hearing to consider final approval of the Disclosure Statement and confirmation of the Plan; (iv) a motion seeking approval of the Backstop Agreement; and (v) a motion seeking approval of the Rights Offering Procedures;

(k)	no later than 150 calendar days after the Petition Date, the Bankruptcy Court shall have entered (i) the Disclosure Statement Order and (ii) the Backstop Approval Order;

(l)	no later than five calendar days after entry of the Disclosure Statement Order, the Debtors shall have commenced a solicitation of votes to accept or reject the Plan in accordance with the order approving the Disclosure Statement and Solicitation Motion;

(m)	no later than 185 calendar days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order; and

(n)	no later than 205 calendar days after the Petition Date, the Debtors shall have consummated the transactions contemplated by the Plan (the date of such consummation, the “Effective Date”), it being understood that the satisfaction or waiver of the conditions precedent to the Effective Date (as set forth in the Plan) are conditions precedent to the occurrence of the Effective Date.

Each of the Milestones may be extended or waived with the express prior written consent of the Majority Consenting 2026 Noteholders.

5.             Commitment of Restructuring Support Parties. Each Restructuring Support Party shall (severally and not jointly), solely so long as it remains the holder of or with power and/or authority to bind any of its applicable Company Claims/Interests, from the RSA Effective Date until the occurrence of a Termination Date (as defined in Section 10) applicable to such Restructuring Support Party:

(a)	support and use commercially reasonable efforts to cooperate with the Debtors to take all actions reasonably necessary to obtain approval of the DIP Financing and consummate the Restructuring in accordance with the Plan, in each case on the terms and conditions of this Agreement and the Term Sheet;

(b)	vote (or, to the extent of any applicable legal entitlements, instruct its proxy or other relevant person to vote) each of its Company Claims/Interests now or hereafter acquired by such Restructuring Support Party (or for which such Restructuring Support Party now or hereafter has voting control over), for so long as it remains the holder thereof, to accept the Plan in accordance with the applicable procedures set forth in the Disclosure Statement and the Solicitation Materials, as approved by the Bankruptcy Court, and timely return a duly-executed ballot in connection therewith;

(c)	to the extent that it is permitted to elect whether to opt out of (or opt in to) any releases to be provided under the Plan, elect not to opt out of (or elect to opt in to) such releases;

(d)	not withdraw, amend, or revoke (or cause to be withdrawn, amended, or revoked) its consent, waiver, subscription, or vote with respect to the Restructuring or the Plan; provided, however, that the consent, waiver, subscription, or vote of a Restructuring Support Party shall be immediately deemed void ab initio upon the occurrence of a Termination Date with respect to such Restructuring Support Party in accordance with the terms hereof and such Restructuring Support Party shall have a reasonable opportunity to cast a vote;

(e)	use commercially reasonable efforts to provide any applicable consents as may be necessary or required to effectuate the Restructuring as set forth herein, in the Term Sheet and in the Definitive Documentation (in each case without limiting or superseding any consent rights herein or in any such documents);

(f)	(i) in the case of the Consenting Senior Secured Credit Facility Lenders, give any reasonable notice, order, instruction, or direction to the Senior Secured Credit Facility Agent necessary to give effect to the Restructuring (including the DIP Financing), and not give any notice, order, instruction, or direction to the Senior Secured Credit Facility Agent to take any action inconsistent with such Consenting Senior Secured Credit Facility Lender’s obligations under this Agreement; (ii) in the case of the Consenting 2026 Noteholders, give any reasonable notice, order, instruction, or direction to the 2026 Notes Indenture Trustee necessary to give effect to the Restructuring (including the DIP Financing), and not give any notice, order, instruction, or direction to the 2026 Notes Indenture Trustee to take any action inconsistent with such Consenting 2026 Noteholder’s obligations under this Agreement; and (iii) in the case of the Consenting Green Bondholders, give any reasonable notice, order, instruction, or direction to the Epes Green Bonds Trustee and/or the Bond Green Bonds Trustee, as applicable, necessary to give effect to the Restructuring (including the DIP Financing), and not give any notice, order, instruction, or direction to the Epes Green Bonds Trustee and/or the Bond Green Bonds Trustee, as applicable, to take any action inconsistent with such Consenting Green Bondholders’ obligations under this Agreement; provided that nothing herein shall abrogate or reduce any consent rights of any Restructuring Support Party under the DIP Orders or other DIP Financing Documents or the ability of any Restructuring Support Party to enforce any rights or remedies under the DIP Orders or DIP Financing Documents or cause or direct enforcement of such rights, including in connection with any termination or default by the Debtors thereunder;

(g)	(i) provide reasonable support and cooperation to the Debtors in connection with the Debtors’ process of negotiating modifications to certain Customer Contracts with key customers of the Debtors (the “Customers”), it being understood that (x) the Debtors’ efforts shall be undertaken in consultation with the Ad Hoc Group and Ad Hoc Group Advisors and in a manner consistent with the terms and conditions of the Restructuring and (y) any agreements and/or modifications to agreements involving the Debtors and the Customers shall be subject to the applicable consent rights set forth herein and in the Definitive Documents; and (ii) not engage with the Customers regarding the Restructuring or the negotiations described in the foregoing clause (i) without the prior written consent of the Debtors (such consent not to be unreasonably withheld), so long as nothing herein shall prohibit the Ad Hoc Group from engaging with any party in interest that has appeared or otherwise engaged in the Chapter 11 Cases or restrict any communications by the Ad Hoc Group Advisors, in each case, with respect to the Restructuring; provided further that, in connection with the foregoing, the Ad Hoc Group and Ad Hoc Group Advisors shall, as reasonably practicable, consult with the Debtors and their advisors and provide advance notice in connection with initiating any such discussions with Customers;

(h)	support and not oppose, delay or impede the Debtors’ negotiation, prosecution and implementation of the MS Bond Settlement and the Epes Bond Settlement; provided, however, that nothing set forth in this sub-clause 5(h) is intended to impose any cost on any Party other than as may be set forth in the MS Bond Settlement or the Epes Bond Settlement;

(i)	not object to, delay, impede, or take any action that is inconsistent with, or is intended to interfere with, the acceptance, implementation, or consummation of the Restructuring (including the DIP Financing);

(j)	engage in good faith negotiations with the Debtors regarding potential modifications or alternatives that do not negatively impact the economic or legal terms, rights or recoveries of the Restructuring Support Parties (relative to the terms and conditions set forth in the Term Sheet) in the event that the DIP Financing is not approved on the terms set forth in the Term Sheet and upon the Debtors’ reasonable request;

(k)	negotiate in good faith upon reasonable request of the Debtors any modifications to the Restructuring that improve the tax efficiency of the Restructuring or are otherwise necessary to address any legal, financial, or structural impediment that may prevent the consummation of the Restructuring (in each case to the extent such modifications can be implemented without any material adverse effect on any members of the Ad Hoc Group or the Restructuring);

(l)	negotiate in good faith and, to the extent agreed in accordance with the terms of this Agreement, use commercially reasonable efforts to execute (as applicable) and implement the Definitive Documentation to which it is required to be a party;

(m)	support and not object to, delay, impede, or take any other action, whether direct or indirect, inconsistent with the Restructuring (including the entry by the Bankruptcy Court of the DIP Orders and the execution and implementation thereof), or propose, file, support, or vote for, seek, solicit, pursue, initiate, assist, join in, participate in the formulation of, or enter into negotiations with any entity regarding any restructuring, workout, Alternative Transaction, Alternative Transaction Proposal, or chapter 11 plan for any of the Debtors other than the Restructuring and the Plan (but without limiting consent, approval, or termination rights provided in this Agreement and the Definitive Documentation); and

(n)	not object to or otherwise seek to hinder the Debtors’ retention of and payment to Lazard Frères & Co. LLC (“Lazard”) of the fees and expenses set forth in the engagement letter, dated as of January 25, 2024, and amended as of February 27, 2024, among Lazard, Vinson & Elkins LLP, and Enviva Inc., as modified and supplemented pursuant to that certain agreement communicated by email among Lazard, Vinson & Elkins LLP, Enviva Inc., and the Ad Hoc Group Advisors on March 12, 2024, and, in each case, any application seeking approval of or court order approving the same.

Notwithstanding anything contained in this Agreement, nothing in this Agreement and neither a vote to accept the Plan by any Restructuring Support Party nor the acceptance of the Plan by any Restructuring Support Party shall (i) be construed to prohibit any Restructuring Support Party from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or the Definitive Documentation, or exercising rights or remedies reserved herein or therein, (ii) be construed to limit any Restructuring Support Party’s rights under any applicable indenture, credit agreement, other loan document, and/or applicable law or to prohibit any Restructuring Support Party from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as, from the RSA Effective Date until the occurrence of a Termination Date, such appearance and the positions advocated in connection therewith are not materially inconsistent with this Agreement and are not for the purpose of hindering, delaying, or preventing the consummation of the Restructuring, (iii) impair or waive the rights of any Restructuring Support Party to assert or raise any objection permitted under (A) this Agreement in connection with any hearing on confirmation of the Plan or in the Bankruptcy Court or (B) under the DIP Orders or DIP Financing Documents, (iv) prevent any Restructuring Support Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement, (v) be construed to prohibit any Restructuring Support Party from, either itself or through any representatives or agents, soliciting, initiating, negotiating, facilitating, proposing, continuing or responding to any proposal to purchase or sell Company Claims/Interests, so long as such Restructuring Support Party complies with Section 13 hereof; (vi) obligate a Restructuring Support Party to deliver a vote to support the Plan or prohibit a Restructuring Support Party from changing such vote, in each case from and after the Termination Date as to such Restructuring Support Party (other than pursuant to Section 10); (vii) affect the ability of any Restructuring Support Party to consult with any other Restructuring Support Party, the Debtors, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), subject to sub-paragraph (g) of this Section 5; (viii) be construed to prohibit or limit any Restructuring Support Party from taking or directing any action relating to maintenance, protection or preservation of any collateral, provided that such action is not materially inconsistent with this Agreement; (ix) prohibit any Restructuring Support Party from taking any other action that is not inconsistent with this Agreement, the Restructuring or any Definitive Document; (x) require any Consenting Senior Secured Credit Facility Lender to breach or potentially breach any participation agreement relating to the Senior Secured Credit Facility Loans to which such Consenting Senior Secured Credit Facility Lender is a party; (xi) require any Restructuring Support Party to incur any costs or provide any entity with any indemnity in connection with this Agreement and/or the Restructuring except as may be agreed in the Definitive Documentation; or (xii) be construed to be a binding commitment on the part of any Restructuring Support Party to provide any financing, funding or any other similar funding commitments relating to the Restructuring, including with respect to the DIP Financing, the Exit Financing, the Rights Offering, or any backstop to the foregoing, except to the extent such Restructuring Support Party agrees, pursuant to a Definitive Document, to provide such financing, funding or other funding commitment.

6.              Commitment of the Debtors. Each of the Debtors agrees to, and agrees to cause each of its direct and indirect subsidiaries to:

(a)	(i) (A) support and use commercially reasonable efforts to take all steps reasonably necessary and desirable to complete the Restructuring set forth in the Plan and this Agreement, (B) negotiate in good faith, and, to the extent agreed in accordance with the terms of this Agreement, execute and implement (to the extent the Debtors are required to be a party) all Definitive Documentation that is subject to negotiation as of the RSA Effective Date, (C) use commercially reasonable efforts to complete the Restructuring set forth in the Plan in accordance with each Milestone set forth in Section 4 of this Agreement, and (D) obtain, file, submit, or register any and all required governmental, regulatory, and third-party approvals that are necessary or required for the implementation or consummation of the Restructuring or approval by the Bankruptcy Court of the Definitive Documentation, and (ii) shall not undertake any action inconsistent with the adoption and implementation of the Plan and the confirmation thereof;

(b)	timely file a formal objection to any motion, pleading, application, adversary proceeding or cause of action filed with the Bankruptcy Court by a third party seeking the entry of an order (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code), (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing the Chapter 11 Cases, (iv) modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable or (v) for relief that (y) is inconsistent with this Agreement or any Definitive Document in any material respect or (z) would or would reasonably be expected to frustrate the purposes of this Agreement or any Definitive Document, including by preventing consummation of the Restructuring;

(c)	oppose, object to and timely file a formal written response in opposition to any objection filed with the Bankruptcy Court by any person with respect to the Restructuring, the DIP Financing or any Definitive Document (provided that the Debtors and the Ad Hoc Group Advisors may agree that no written response is required with respect to certain objections);

(d)	not solicit proposals or offers for any chapter 11 plan or restructuring transaction (including, for the avoidance of doubt, a transaction premised on an asset sale under section 363 of the Bankruptcy Code) other than the Restructuring (an “Alternative Transaction” and any inquiry, proposal, offer, bid, indication of interest, or term sheet with respect to an Alternative Transaction, whether written or oral, an “Alternative Transaction Proposal”) received from a party other than the Restructuring Support Parties; provided, however, that, notwithstanding the foregoing, the Debtors and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives, and in the case of any Debtor that is a wholly owned direct or indirect subsidiary of Enviva Inc., any manager or member of such Debtor, shall have the right, consistent with their fiduciary duties, to (i) consider, respond to, and discuss unsolicited Alternative Transaction Proposals received by any Debtor; (ii) provide access to nonpublic information concerning the Debtors to any person or entity that: (A) provides an unsolicited Alternative Transaction Proposal; (B) executes and delivers to the Debtors a customary confidentiality agreement, which shall be in form and substance no less restrictive than the confidentiality agreement between the Debtors and the Ad Hoc Group, and otherwise acceptable to the Debtors; and (C) requests such information; (iii) maintain or continue discussions or negotiations with respect to any unsolicited Alternative Transaction Proposals (including, for the avoidance of doubt, any unsolicited Alternative Transaction Proposal that was proposed to the Debtors prior to the RSA Effective Date); and (iv) enter into or continue discussions or preliminary negotiations with holders of Company Claims/Interests (including any Restructuring Support Party), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other entity regarding an Alternative Transaction or an Alternative Transaction Proposal; provided, further, that if any Debtor receives an Alternative Transaction Proposal or an update thereto, then such Debtor shall, within one (1) business day of receiving such Alternative Transaction Proposal, provide the Ad Hoc Group Advisors with all documentation (with redactions as reasonably necessary) received in connection with such Alternative Transaction Proposal (or, if such Alternative Transaction Proposal was not made in writing, a reasonably detailed summary of such Alternative Transaction Proposal), including, as permitted, the identity of the person or group of persons involved and reasonable updates as to the status and progress of such Alternative Transaction Proposal, and such Debtor shall respond promptly to reasonable information requests and questions from the Ad Hoc Group Advisors relating to such Alternative Transaction Proposal; provided, further, that if the board of directors or board of managers, as applicable, of any Debtor determines, in the exercise of its fiduciary duties, to pursue an Alternative Transaction Proposal that is not acceptable to the Majority Consenting 2026 Noteholders, including by making any written or oral proposal or counterproposal (other than discussions contemplated by the foregoing sub-clause (d)(iv)) with respect thereto, the Debtors shall provide written notice (with email being sufficient) to counsel to the Ad Hoc Group within two (2) business days following such determination and prior to make any such proposal or counterproposal (an “Alternative Transaction Proposal Notice”), and the Required Consenting 2026 Noteholders (as defined herein) shall have the right to terminate this Agreement pursuant to the terms hereof upon receipt of such Alternative Transaction Proposal Notice;

(e)	promptly (but in any event within two (2) business days) provide written notice to counsel to the Ad Hoc Group of (i) the occurrence of any event of which the Debtors have actual knowledge, or believe is likely, which occurrence or failure would, or would be likely to cause (A) any condition precedent or covenant contained in this Agreement or in any Definitive Document not to occur or become impossible to satisfy, or (B) a material breach by any Debtor of any undertaking, commitment or covenant of such Debtor set forth in this Agreement or the existence of an inaccuracy in any material respect in a representation or warranty of any Debtor as of the RSA Effective Date that would trigger, including with the delivery of notice and/or the passage of time, a right hereunder to cause a Consenting 2026 Noteholder Termination Event, (ii) the receipt of any written notice from any governmental authority or third party alleging that the consent of such party is or may be required in connection with the transactions contemplated by the Restructuring, (iii) receipt of any written notice of any proceeding commenced or, to the actual knowledge of the Debtors, threatened against the Debtors relating to or involving or otherwise affecting in any material respect the transactions contemplated by this Agreement or the Restructuring, or (iv) a failure of the Debtors to comply in any material respect with a covenant or agreement to be complied with or by it hereunder or under any Definitive Document;

(f)	unless the Debtors have received prior written consent from the Majority Consenting 2026 Noteholders, operate the business of each of the Debtors in the ordinary course (other than changes in the operations resulting from or relating to the Restructuring or the filing of the Chapter 11 Cases) and consistent with past practice, the DIP Budget, and in a manner that is materially consistent with this Agreement and the business plan of the Debtors;

(g)	as reasonably requested with reasonable notice by the Majority Consenting 2026 Noteholders (which, in each case, may be through the Ad Hoc Group Advisors), (i) cause management and advisors of the Debtors to inform and/or confer with the Ad Hoc Group Advisors as to: (A) the status and progress of the Restructuring, including, without limitation, progress in relation to the negotiations of the Definitive Documentation, (B) the status of obtaining any necessary or desirable authorizations (including any consents) with respect to the Restructuring from each Restructuring Support Party, any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange and (C) operational and financial performance matters (including liquidity), collateral matters, contract negotiation and lease matters, and the general status of ongoing operations, (ii) shall provide the Ad Hoc Group Advisors with all information related to the Debtors, its properties and business, or any transaction; provided, however, that to the extent such diligence information is designated as professional eyes only, such diligence information shall be provided to the Ad Hoc Group Advisors, and the Debtors and their advisors shall act reasonably and in good faith to ensure that the maximal amount of such information that can be provided to the Ad Hoc Group pursuant to the terms of any non-disclosure agreements then in effect between Enviva and such Restructuring Support Parties is so provided (and the Debtors shall work in good faith to enter into or renew non-disclosure agreements with members of the Ad Hoc Group and/or the Ad Hoc Group Advisors as reasonably necessary or appropriate); and (iii) hold calls on a weekly basis (or with such other frequency as may be reasonably agreed) for the Chief Executive Officer of Enviva Inc. to provide updates to members of the Ad Hoc Group regarding the business operations and finances of the Debtors and the progress of the Chapter 11 Cases and the Restructuring, provided that any financial advisor and/or investment banker of the Debtors and the Ad Hoc Group may also participate in such update calls;

(h)	pay all fees and expenses in accordance with Section 15 of this Agreement as and when due;

(i)	not file or seek authority to file any motion, pleading, or Definitive Documentation with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not consistent with this Agreement or the Plan;

(j)	comply with each Milestone;

(k)	not consummate or enter into a definitive agreement evidencing any merger, consolidation, disposition of material assets, acquisition of material assets, or similar transaction, pay any dividend, or incur any indebtedness for borrowed money, in each case outside the ordinary course of business, in each case other than: (i) the Restructuring or (ii) with the prior consent of the Majority Consenting 2026 Noteholders;

(l)	timely (i) pursue Bankruptcy Court approval and implementation of the MS Bond Settlement[10] and (ii) negotiate, document and pursue Bankruptcy Court approval of a settlement with the Consenting Epes Green Bondholders providing for the release of cash from trust accounts in respect of the Epes Green Bonds on substantially similar terms to the MS Bond Settlement (inclusive of process milestones providing for such settlement to be prosecuted and implemented on the same timeline as the MS Bond Settlement, or such other timeline as has been agreed to by the Consenting Epes Green Bondholders) (the “Epes Bond Settlement”); provided that, in connection with the MS Bond Settlement, the Epes Bond Settlement and the other Definitive Documents, the amounts paid from the Debtors’ Estates to the advisors acting on behalf of trustees and/or holders of Green Bonds Claims (including, without limitation, Perella Weinberg Partners L.P. as financial advisor and Kramer Levin Naftalis & Frankel LLP as legal advisor) shall not at any time during and/or at emergence of the Chapter 11 Cases exceed the aggregate professional fees cap agreed as communicated by email among the Debtors and the Ad Hoc Group Advisors on March 12, 2024 (and the amounts paid may be less than such limits);

[10]	“MS Bond Settlement” means that certain settlement by and among the Debtors and certain holders of Bond Green Bonds Claims concerning the return of funds held by the trustee for the Bond Green Bonds to the holders of the Bond Green Bonds Claims, as set forth in that certain MS Bond term sheet, dated as of February 15, 2024, by and among the Debtors and certain holders of Bond Green Bonds Claims.

(m)	provide all consents within each Debtors’ power that are necessary or appropriate to elevate any participation interests in any Senior Secured Credit Facility Loans held by any Restructuring Support Party to record positions held by assignment;

(n)	not object to, delay, impede, or take any other action that is inconsistent with, or is intended to interfere with, consummation of the Restructuring or is barred by this Agreement;

(o)	negotiate in good faith upon reasonable request of the Ad Hoc Group any supplements or modifications to the Restructuring that (i) improve the tax efficiency of the Restructuring or are otherwise necessary to address any legal, financial, or structural impediment that may prevent the consummation of the Restructuring (in each case to the extent such modifications can be implemented without any material adverse effect on such Debtor or the Restructuring) and/or (ii) are intended to minimize go-forward costs for the reorganized Debtors with respect to any potential litigation cost exposure that may survive the consummation of the Restructuring;

(p)	except to the extent required by this Agreement or otherwise required to consummate the Restructuring or with the consent of the Ad Hoc Group, not take any action or inaction that would cause a change to the tax classification, for United States federal income tax purposes, of any Debtor; and

(q)	to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, agrees to take all steps reasonably necessary and desirable, including to negotiate in good faith with respect to appropriate additional or alternative provisions, to address any such impediment, in each case, in a manner reasonably acceptable to the Majority Consenting 2026 Noteholders.

For the avoidance of doubt, nothing in this Section 6 shall be construed to limit or affect in any way (y) any Restructuring Support Party’s rights under this Agreement, including upon the occurrence of any Termination Event, or (z) the Debtors’ ability to engage in marketing efforts, discussions, and/or negotiations with any party regarding exit debt financing consistent with the Term Sheet and the terms hereof.

Notwithstanding anything to the contrary herein, any board of directors, board of managers, director or officer of any Debtor and, in the case of any Debtor that is a wholly owned direct or indirect subsidiary of Enviva Inc., any manager or member of such Debtor (in its capacity as such, each a “Debtor Agent”) shall be permitted to take or refrain from taking any action to the extent such Debtor Agent determines, in good faith and based upon advice of outside legal counsel, that taking such action, or refraining from taking such action, as applicable, is reasonably required to comply with its fiduciary duties, and may take (or refrain from taking) such action; provided that this provision shall not limit (x) any other obligation herein to provide notice to any other Party or (y) any Party’s right to terminate this Agreement pursuant to the terms hereof, including, without limitation, as a result of any breach of this Agreement resulting from a determination of the type made in this paragraph.

7.              Restructuring Support Party Termination Events

(a)	Individual Restructuring Support Party Termination Events. Any Restructuring Support Party shall have the right, but not the obligation, upon written notice to the Debtors and counsel to the Consenting 2026 Noteholders, to terminate the obligations of such Restructuring Support Party under this Agreement upon the occurrence of any of the following events (each, an “Individual Restructuring Support Party Termination Events”), in which case this Agreement shall terminate solely with respect to such terminating Restructuring Support Party; provided that such right to terminate shall be deemed waived if not exercised by the applicable Restructuring Support Party within five (5) business days of such Restructuring Support Party becoming aware of the underlying facts or circumstances giving rise to such Individual Restructuring Support Party Termination Event:

(i)	With respect to any Consenting Senior Secured Credit Facility Lender, (A) any change, modification, or amendment to this Agreement or the approval hereunder of any Definitive Document setting out the material terms of the Restructuring, in each case to the extent affecting the class treatment of the Senior Secured Credit Facility Claims in a manner that is materially adverse relative to the manner in which such Claims are contemplated to be treated under the Term Sheet as in effect on the RSA Effective Date, and on a basis that is disproportionate to any corresponding change (or absence thereof) to the treatment of any other class of Claims held by the Restructuring Support Parties, and (B) the Majority Consenting Senior Secured Credit Facility Lenders determine in writing that individual Consenting Senior Secured Credit Facility Lenders shall be permitted to terminate in accordance with this Section 7(a)(i);

(ii)	With respect to any Consenting Senior Secured Credit Facility Lender, any change, modification or amendment to this Agreement, or the approval hereunder of any Definitive Document setting out the material terms of the Restructuring, in each case, in a manner that is materially and adversely disproportionate, on an economic or non-economic basis, to the manner in which the Claim of any other Consenting Senior Secured Credit Facility Lender is contemplated to be treated under the Term Sheet as in effect on the RSA Effective Date;

(iii)	With respect to any Consenting Bond Green Bondholder, (A) any change, modification, or amendment to this Agreement or the approval hereunder of any Definitive Document setting out the material terms of the Restructuring, in each case to the extent affecting the class treatment of the Bond Green Bonds Claims in a manner that is materially adverse relative to the manner in which such Claims are contemplated to be treated under the Term Sheet as in effect on the RSA Effective Date, and on a basis that is disproportionate to any corresponding change (or absence thereof) to the treatment of any other class of Claims held by the Restructuring Support Parties, and (B) the Majority Consenting Bond Green Bondholders determine in writing that individual Consenting Bond Green Bondholders shall be permitted to terminate in accordance with this Section 7(a)(iii);

(iv)	With respect to any Consenting Bond Green Bondholder, any change, modification or amendment to this Agreement, or the approval hereunder of any Definitive Document setting out the material terms of the Restructuring, in each case, in a manner that is materially and adversely disproportionate, on an economic or non-economic basis, to the manner in which the Claim of any other Consenting Bond Green Bondholder is contemplated to be treated under the Term Sheet as in effect on the RSA Effective Date;

(v)	With respect to any Consenting Epes Green Bondholder, (A) any change, modification, or amendment to this Agreement or the approval hereunder of any Definitive Document (x) setting out the material terms of the Restructuring, in each case to the extent affecting the class treatment of the Epes Green Bonds Claims in a manner that is materially adverse relative to the manner in which such Claims are contemplated to be treated under the Term Sheet as in effect on the RSA Effective Date, and on a basis that is disproportionate to any corresponding change (or absence thereof) to the treatment of any other class of Claims held by the Restructuring Support Parties or (y) implementing, modifying or waiving the terms of the Epes Bond Settlement in a manner materially inconsistent with this Agreement and adverse to the holders of Epes Green Bonds Claims (except with the express written consent of the Majority Consenting Epes Green Bondholders), (B) the Debtors shall fail to meet any milestone contained in the Epes Bond Settlement Documents and such failure shall not have been waived, extended or otherwise consented to by the Majority Consenting Epes Green Bondholders and (C) in the case of the foregoing (A) or (B), the Majority Consenting Epes Green Bondholders determine in writing that individual Consenting Epes Green Bondholders shall be permitted to terminate in accordance with this Section 7(a)(v);

(vi)	With respect to any Consenting Epes Green Bondholder, any change, modification or amendment to this Agreement, or the approval hereunder of any Definitive Document setting out the material terms of the Restructuring, in each case, in a manner that is materially and adversely disproportionate, on an economic or non-economic basis, to the manner in which the Claim of any other Consenting Epes Green Bondholder is contemplated to be treated under the Term Sheet as in effect on the RSA Effective Date;

(vii)	With respect to any Consenting 2026 Noteholder, any change, modification or amendment to this Agreement, or the approval hereunder of any Definitive Document setting out the material terms of the Restructuring, in each case, in a manner that is materially and adversely disproportionate, on an economic or non-economic basis, to the manner in which the Claim of any other Consenting 2026 Noteholder is contemplated to be treated under the Term Sheet as in effect on the RSA Effective Date;

(viii)	the occurrence of the date that is 330 calendar days after the Petition Date.

(b)	Consenting 2026 Noteholder Termination Events. The holders of at least two-thirds in dollar amount of the aggregate outstanding principal amount of the 2026 Notes Claims held by all Consenting 2026 Noteholders (the “Required Consenting 2026 Noteholders”) shall have the right, but not the obligation, upon two (2) business days’ written notice to the Debtors, to terminate the obligations of the Restructuring Support Parties under this Agreement upon the occurrence of any of the following events, unless waived, in writing, by the Required Consenting 2026 Noteholders (each, a “Consenting 2026 Noteholder Termination Event” and together with the Individual Restructuring Support Party Termination Events, the “Restructuring Support Party Termination Events”):

(i)	the failure of the Debtors to meet any of the Milestones in Section 4 unless (A) such failure is the direct result of any act, omission, or delay on the part of any Restructuring Support Party in violation of its obligations under this Agreement, or (B) such Milestone is extended by the Majority Consenting 2026 Noteholders in accordance with Section 4;

(ii)	the conversion of one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code;

(iii)	the appointment of a receiver, trustee or examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code in one or more of the Chapter 11 Cases;

(iv)	the dismissal of the Chapter 11 Cases;

(v)	any Debtor (A) files any Definitive Document, motion or pleading with the Bankruptcy Court that is materially inconsistent with this Agreement, including any filing or pleading that amends or modifies, or files a pleading seeking authority to amend or modify the Definitive Documentation in a manner that does not comply with the consent rights set forth in Section 3 of this Agreement, and such filing is not withdrawn (or, in the case of a motion that has already been approved by an order of the Bankruptcy Court at the time the Debtors are provided with such notice, such order is not stayed, reversed, or vacated) within five (5) business days following written notice thereof to the Debtors by the Majority Consenting 2026 Noteholders or publicly announces its intention to take any such action set forth in this clause (A); (B) withdraws or revokes the Plan, or (C) announces that it will no longer support the Restructuring, in each case without the prior consent of the Majority Consenting 2026 Noteholders;

(vi)	any Debtor joins in or affirmatively supports any Alternative Transaction in any pleading filed or other public written statement without the prior written consent of the Majority Consenting 2026 Noteholders;

(vii)	the issuance of any ruling or order by any governmental authority, including the Bankruptcy Court, or any other court of competent jurisdiction, or other regulatory authority, enjoining or otherwise making impractical the substantial consummation of the Restructuring on the terms and conditions set forth in the Term Sheet or the Plan, or the commencement of any action by any governmental authority or other regulatory authority that could reasonably be expected to enjoin or otherwise make impracticable the substantial consummation of the Restructuring on the terms and conditions set forth in the Term Sheet or the Plan; provided, however, that the Debtors shall have five (5) business days after the issuance of such ruling, order or action to obtain relief that would allow consummation of the Restructuring in a manner that does not prevent or diminish in any material way compliance with the terms of the Plan and this Agreement;

(viii)	a material breach by any Debtor of any undertaking, commitment or covenant of such Debtor set forth in this Agreement or the existence of an inaccuracy in any material respect in a representation or warranty of any Debtor as of the RSA Effective Date, in each case that remains uncured for five (5) business days after the Majority Consenting 2026 Noteholders provide written notice to the Debtors in accordance with Section 27(a) detailing such breach or inaccuracy;

(ix)	any Debtor terminates its obligations under and in accordance with this Agreement;

(x)	the Bankruptcy Court enters any order (1) authorizing post-petition financing that is inconsistent in any material respect with this Agreement, the DIP Orders, or the DIP Term Sheet and such inconsistency could reasonably be expected to have a material adverse effect on the Consenting 2026 Noteholders; (2) approving any plan, disclosure statement, or Definitive Document, in any such case, that is inconsistent in any material respect with this Agreement, including the consent rights set forth in Section 3; (3) reversing or vacating the Confirmation Order, Interim DIP Order, Final DIP Order or Backstop Approval Order without entering a revised applicable order acceptable to the Majority Consenting 2026 Noteholders within five (5) business days of such reversal or vacation; (4) denying (I) confirmation of the Plan, or (II) approval of the DIP Financing or entry of the Backstop Approval Order or (5) finding or stating on the record, on a conclusive basis, that any material term of the DIP Financing or the Restructuring is unlawful or unenforceable or cannot be approved;

(xi)	the failure of the Debtors to promptly pay all fees and expenses in accordance with Section 14 of this Agreement, and such fees and expenses remain unpaid for two (2) business days after the Debtors receive notice that such fees are past due;

(xii)	any of the Debtors enters into a material executory contract, lease, any key employee incentive plan or key employee retention plan, any new or amended agreement regarding executive compensation, or other compensation arrangement, in each case, outside of the ordinary course of business, in each case other than with the prior consent of the Majority Consenting 2026 Noteholders;

(xiii)	any Debtor (A) files any motion seeking to avoid, disallow, subordinate, or recharacterize any Company Claims/Interests or any lien in respect thereof held by any Restructuring Support Party in respect thereof, (B) supports any application, adversary proceeding, or cause of action referred to in the immediately preceding clause (A) filed by a third party, or (C) consents to the standing of any such third party to bring such application, adversary proceeding, or cause of action;

(xiv)	any (A) Debtor provides an Alternative Transaction Proposal Notice (or fails to provide such notice when required) to counsel to the Ad Hoc Group, (B) Debtor solicits, publicly announces or executes a definitive agreement with respect to an Alternative Transaction, including any commitment with respect to debt or equity financing to be provided by any party or entity other than the Consenting 2026 Noteholders other than with respect to exit debt financing as expressly contemplated by this Agreement (including the Term Sheet) without the consent of the Majority Consenting 2026 Noteholders, or (C) board of directors, board of managers, or such similar governing body of any Debtor determines, after consulting with outside counsel, that proceeding with the Restructuring would be inconsistent with the exercise of its fiduciary duties or applicable law (in which case the Debtors shall also be required under this Agreement to promptly, and in no event later than two (2) calendar days after making such determination, provide written notice to counsel to the Restructuring Support Parties (email being sufficient) that such determination has been made);

(xv)	the Bankruptcy Court enters an order in the Chapter 11 Cases terminating any of the Debtors’ exclusive right to file a plan or plans of reorganization pursuant to section 1121 of the Bankruptcy Code;

(xvi)	any Debtor files any motion or application seeking authority to sell any material asset or right used in the business of the Debtors to any entity outside the ordinary course of business without the prior written consent of the Majority Consenting 2026 Noteholders, and such motion is either (A) filed with a request for emergency consideration or shortened notice or (B) if filed on regular notice, not withdrawn within five (5) days following notice from the Majority Consenting 2026 Noteholders;

(xvii)	if any court of competent jurisdiction has entered a final, non-appealable order or judgment declaring this Agreement to be unenforceable;

(xviii)	the Debtors take any action or inaction to receive or obtain debtor-in-possession financing, cash collateral usage, exit financing and/or financing arrangements, other than as expressly contemplated in this Agreement (including the Term Sheet) or with the consent of the Majority Consenting 2026 Noteholders;

(xix)	except as otherwise provided for herein, the Bankruptcy Court enters an order granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code authorizing any party to proceed against any material asset of the Debtors or that would materially and adversely affect the Debtors’ ability to operate the Debtors’ businesses in the ordinary course;

(xx)	as a result of the exercise of Individual Restructuring Support Party Termination Events, the Restructuring Support Parties cease to hold at least a majority of the aggregate outstanding principal amount held by all Restructuring Support Parties as of the RSA Effective Date of (A) the Senior Secured Credit Facility Claims, (B) the Bond Green Bonds Claims, (C) the Epes Green Bonds Claims or (D) the 2026 Notes Claims;

(xxi)	the occurrence of an Event of Default (as defined in the DIP Financing Documents) under the DIP Financing, the Backstop Agreement or the Rights Offering Documents; or

(xxii)	other than the Chapter 11 Cases, and in each case without the prior consent of the Majority Consenting 2026 Noteholders, if any Debtor (A) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, receivership, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, except as contemplated by this Agreement, (B) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the preceding subsection (A), (C) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official with respect to any Debtor or for a substantial part of such Debtor’s assets, (D) makes a general assignment or arrangement for the benefit of creditors, or (E) takes any corporate action for the purpose of authorizing any of the foregoing.

8.              The Debtors’ Termination Events. Each Debtor may, upon notice to the Restructuring Support Parties, terminate its obligations under this Agreement upon the occurrence of any of the following events (each a “Debtor Termination Event,” and together with the Restructuring Support Party Termination Events, the “Termination Events”), in which case this Agreement shall terminate with respect to all Parties, subject to the rights of the Debtors to fully or conditionally waive, in writing, the occurrence of a Debtor Termination Event:

(a)	a material breach by a Restructuring Support Party of any representation, warranty, or covenant of such Restructuring Support Party set forth in this Agreement that would have a material or adverse impact on the Restructuring or the consummation of the Restructuring (i) that (to the extent curable) remains uncured for a period of five (5) business days after the receipt by the Restructuring Support Parties of notice and description of such breach and (ii) the non-breaching Restructuring Support Parties do not hold or beneficially own at least 66⅔% of a class of Company Claims/Interests that would be able to serve as an impaired accepting class in connection with, and pursuant to, a Plan governing the Restructuring, as determined by the Debtors in good faith after consultation with outside counsel;

(b)	if the board of directors or board of managers, as applicable, of any Debtor determines, in good faith based upon advice of outside legal counsel, that proceeding with the Restructuring or taking any action (or refraining from taking any action) in relation thereto, would be inconsistent with the exercise of its fiduciary duties under applicable law;

(c)	the Backstop Agreement is terminated due to the material breach thereunder by backstop parties that are, or are affiliates of, Restructuring Support Parties;

(d)	the Majority Consenting 2026 Noteholders terminate their obligations under and in accordance with this Agreement; or

(e)	the issuance of any ruling or order by any governmental authority, including the Bankruptcy Court, or any other court, agency, commission, or other entity exercising executive, legislative, judicial, regulatory, or administrative functions in the United States, the European Union, the United Kingdom, and/or Japan, enjoining or otherwise making impractical the substantial consummation of the Restructuring on the terms and conditions set forth in the Term Sheet or the Plan, or the commencement of any action by any such governmental or regulatory authority that would reasonably be expected to enjoin the substantial consummation of the Restructuring on the terms and conditions set forth in the Term Sheet or the Plan; provided, however, that the Debtors have made commercially reasonable, good faith efforts to cure, vacate, or have overruled such ruling or order prior to terminating this Agreement.

9.              Mutual Termination; Automatic Termination. This Agreement and the
obligations of all Parties hereunder may be terminated by mutual written agreement by and among (a) each of the Debtors and (b) each of the Restructuring Support Parties. This Agreement shall terminate automatically upon the occurrence of the Effective Date.

10.           Effect of Termination. The earliest date on which termination of this Agreement as to a Party is effective in accordance with Sections 7, 8, or 9 of this Agreement shall be referred to, with respect to such Party, as a “Termination Date.” Upon the occurrence of a Termination Date, the terminating Party’s and, solely in the case of a Termination Date in accordance with Section 9, all Parties’ obligations under this Agreement shall be terminated effective immediately, and such Party or Parties hereto shall be released from all commitments, undertakings, and agreements hereunder; provided, however, that each of the following shall survive any such termination: (a) any claim for breach of this Agreement that occurs prior to such Termination Date, and all rights and remedies with respect to such claims shall remain in full force and effect and not be prejudiced in any way by such termination; (b) the Debtors’ obligations in Section 15 of this Agreement accrued up to and including such Termination Date; and (c) Sections 10, 16, 18–26, 30, 32, 34, and 35 hereof. The automatic stay applicable under section 362 of the Bankruptcy Code shall not prohibit a Party from taking any action necessary to effectuate the termination of this Agreement pursuant to and in accordance with the terms hereof. Nothing in this Agreement shall be construed as prohibiting any Party from contesting whether any such termination is in accordance with the terms of this Agreement or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Party or the ability of any Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any other Party.

11.           Cooperation and Support. The Debtors shall use commercially reasonable efforts to provide draft copies of all “first day” motions, material pleadings, applications, and other documents that any Debtor intends to file with the Bankruptcy Court, as applicable, and draft copies of all press releases that any Debtor intends to issue regarding this Agreement or the Restructuring, to the counsel to the Ad Hoc Group at least three (3) business days prior to the date when such Debtor intends to file, submit or issue such document (or if exigent circumstances make such delivery impossible, as soon as reasonably practicable prior to such filing). Counsel to the Ad Hoc Group shall be entitled to consult with the Debtors in good faith regarding the form and substance of any such proposed filing with or submission to the Bankruptcy Court, but any such proposed filing or submission shall comply with the Milestones set forth in Section 4, the consent rights in Section 3, and all other provisions of this Agreement. For the avoidance of doubt, the Ad Hoc Group and the Debtors agree to negotiate in good faith the Definitive Documentation that is subject to negotiation and completion, consistent with sub-clause (b) of Section 3 hereof, and the Definitive Documentation, including any motions or orders related thereto, shall be consistent with this Agreement. The Debtors shall comply with their obligations herein and in any Definitive Documents to provide access and information to the Restructuring Support Parties, the Ad Hoc Group and the Ad Hoc Group Advisors, as applicable, including the obligations set forth in Section 6(g).

12.           Transfers of Claims and Interests.

(a)	No Restructuring Support Party shall (i) sell, transfer, assign, pledge, grant a participation interest in, or otherwise dispose of, directly or indirectly, its right, title, or interest in respect of any of such Restructuring Support Party’s Company Claims/Interests subject to this Agreement, as applicable, in whole or in part, or (ii) deposit any of such Restructuring Support Party’s Company Claims/Interests, as applicable, into a voting trust, or grant any proxies, or enter into a voting agreement with respect to any such claims or interests (the actions described in clauses (i) and (ii) are collectively referred to herein as a “Transfer” and the Restructuring Support Party making such Transfer is referred to herein as the “Transferor”), unless such Transfer is to (y) another Restructuring Support Party or (z) any other entity that first agrees in writing to be bound by the terms of this Agreement (any such party, a “Joining Party”) by executing and delivering to the Debtors and counsel to each of the other Parties a Joinder Agreement substantially in the form attached hereto as Exhibit B (the “Joinder Agreement”). With respect to Company Claims/Interests held by the relevant Joining Party, upon consummation of a Transfer in accordance herewith, such Joining Party is deemed to make all of the representations, warranties, and covenants of a Restructuring Support Party, as applicable, set forth in this Agreement. Upon compliance with the foregoing, the Transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer) under this Agreement to the extent of such transferred rights and obligations. Any Transfer made in violation of this sub-clause (a) of this Section 12 shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Debtors and/or any Restructuring Support Party, and shall not create any obligation or liability of any Debtor or any other Restructuring Support Party to the Joining Party.

(b)	Notwithstanding sub-clause (a) of this Section 12, (i) an entity that is acting in its capacity as a Qualified Marketmaker shall not be required to be or become a Restructuring Support Party to effect any transfer (by purchase, sale, assignment, participation, or otherwise) of any Company Claims/Interests by a Restructuring Support Party to such Qualified Marketmaker if such Qualified Marketmaker acquired such Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker; and (ii) to the extent that a Restructuring Support Party, acting in its capacity as a Qualified Marketmaker, acquires any Company Claims/Interests from a holder of such Company Claims/Interests who is not a Restructuring Support Party, it may transfer (by purchase, sale, assignment, participation, or otherwise) such Company Claims/Interests without the requirement that the transferee be or become a Restructuring Support Party in accordance with this Section 12. For purposes of this sub-clause (b), a “Qualified Marketmaker” means an entity that (y) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against, or interests in, any of the Debtors (including debt securities or other debt) or enter with customers into long and short positions in claims against the Debtors (including debt securities or other debt), in its capacity as a dealer or market maker in such claims or interests against the Debtors, and (z) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

(c)	Any holder of 2026 Notes, Epes Green Bonds, or Bond Green Bonds may, at any time after the date hereof, become a party to this Agreement as a Consenting 2026 Noteholder or Consenting Green Bondholder, as applicable, by executing a Joinder Agreement, pursuant to which such party shall be bound by the terms of this Agreement as a Consenting 2026 Noteholder or Consenting Green Bondholders, as applicable, hereunder. Any holder of Senior Secured Credit Facility Loans may, at any time after the date hereof, become a party to this Agreement as a Consenting Senior Secured Credit Facility Lender by executing a Joinder Agreement, pursuant to which such person shall be bound by the terms of this Agreement as a Consenting Senior Secured Credit Facility Lender hereunder. Any party that executes a Joinder Agreement shall be bound by the terms of this Agreement with respect to all Company Claims/Interests held thereby for so long as it remains the holder thereof.

13.           Further Acquisition of Claims or Interests. Except as set forth in Section 12, nothing in this Agreement shall be construed as precluding any Restructuring Support Party or any of its affiliates from acquiring, as applicable, additional Senior Secured Credit Facility Claims, 2026 Notes Claims, Epes Green Bonds Claims, Bond Green Bonds Claims, existing equity interests, or interests in the instruments underlying the Senior Secured Credit Facility Loans, the 2026 Notes, Epes Green Bonds, Bond Green Bonds, or existing equity interests (as applicable); provided, however, that any additional Senior Secured Credit Facility Claims, 2026 Notes Claims, Epes Green Bonds Claims, Bond Green Bonds Claims, existing equity interests, or interests in the underlying instruments acquired by any Restructuring Support Party and with respect to which such Restructuring Support Party is the holder of or with power and/or authority to bind (including through instructing its proxy or other relevant person, to the extent it is legally entitled to instruct that person) any claims or interests held by it shall automatically be subject to the terms and conditions of this Agreement, other than Section 12 hereof, without any further action by such Restructuring Support Party or the Debtors. Upon any such further acquisition, and not later than three (3) business days following such acquisition, such Restructuring Support Party shall notify, on a confidential basis, counsel to the Debtors and counsel to the Restructuring Support Parties.

14.           Payment of Default Interest. The Debtors hereby acknowledge and shall not oppose any assertion that (i) interest on all principal and interest (including, for the avoidance of doubt, default interest payable pursuant to Section 2.07 of the Senior Secured Credit Agreement, which, without limitation to any earlier accrual, shall accrue on all obligations from and after the Petition Date) with regard to the Senior Secured Credit Facility Loans and all amounts payable under the Loan Documents (as defined in the Senior Secured Credit Agreement) shall continue to accrue and be payable in each case (subject to any DIP Order and the application of the automatic stay under section 362 of the Bankruptcy Code, as may be modified by any other order during the Chapter 11 Cases), and (ii) interest on all outstanding Senior Secured Credit Facility Loans (other than, as of the RSA Effective Date, the $20,000,000 of existing Term SOFR Loans (as defined in the Senior Secured Credit Agreement) (the “Existing SOFR Loans”)) shall accrue based on ABR and no Senior Secured Credit Facility Loans (including the Existing SOFR Loans) may be made, converted into, or continued as, Term SOFR Loans in accordance with Section 2.10(viii) of the Senior Secured Credit Agreement and the Debtors acknowledge that notice to that effect has been given pursuant to Section 2.10(viii) of the Senior Secured Credit Agreement.

15.           Fees and Expenses. Without limiting any rights to payment contained in the DIP Orders, DIP Financing Documents, any Plan, Backstop Approval Order or other Definitive Document, from the RSA Effective Date until the occurrence of a Termination Date, the Debtors shall pay or reimburse all reasonable and documented fees and expenses of: (a) Davis Polk, as counsel to Ad Hoc Group; (b) Evercore, as financial advisor to the Ad Hoc Group; (c) McCurdy Consulting Inc., as technical advisor to the Ad Hoc Group; and (d) any local, regulatory or other special counsel and any advisors or consultants engaged by or on behalf of the Ad Hoc Group in connection with the Restructuring, it being understood that any such counsel, advisor or consultant shall use reasonable efforts to enter into an engagement or fee reimbursement agreement with the Debtors governing the payment by the Debtors of fees and expenses; provided that, to the extent the Debtors and any of the Parties set forth in the foregoing clauses (a) through (d) are party to an engagement or fee letter then in effect that governs the payment by the Debtors of fees and expenses, payment shall be in accordance with the terms and conditions set forth in such letter.

16.           Consents and Acknowledgments. Each Party irrevocably acknowledges and agrees that this Agreement is not and shall not be deemed to be a solicitation for acceptances to the Plan. The acceptance of the Plan by each of the Restructuring Support Parties will not be solicited until such Parties have received the Disclosure Statement and related ballots approved by the Bankruptcy Court and in accordance with applicable law, and will be subject to sections 1125, 1126 and 1127 of the Bankruptcy Code.

17.           Representations and Warranties.

(a)	Each Restructuring Support Party hereby represents and warrants on a several and not joint basis for itself and not any other person or entity that the following statements are true, correct, and complete, as of the date hereof (or, with respect to a Restructuring Support Party that is joining this Agreement pursuant to Section 12, as of the date of such joinder):

(i)	it has the requisite organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii)	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

(iii)	the execution, delivery, and performance by it of this Agreement does not violate any provision of law, rule, or regulation applicable to it, or its certificate of incorporation, bylaws, or other organizational documents in any material respect;

(iv)	it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act of 1933 (the “Securities Act”), (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, as amended, with sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement and to consult with its legal and financial advisors with respect to its investment decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement;

(v)	it understands that the securities contemplated by this Agreement and the Restructuring have not been, and are not contemplated to be, registered under the Securities Act and may not be resold without registration under the Securities Act except pursuant to a specific exemption from the registration provisions of the Securities Act;

(vi)	it is acquiring any securities of the Debtors in connection with the Restructuring for investment and not with a view to distribution or resale in violation of the Securities Act;

(vii)	the 2026 Notes Claims, Senior Secured Credit Facility Claims, Epes Green Bonds Claims, or Bond Green Bonds Claims, as applicable, held by such Restructuring Support Party are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would materially and adversely affect in any way such Restructuring Support Party’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed; and

(viii)	it (A) either (1) is the sole owner (including through participation) of the Company Claims/Interests identified below its name on its signature page hereof and in the amounts set forth therein, or (2) has all necessary investment or voting discretion with respect to the principal amount of the Company Claims/Interests identified below its name on its signature page hereof, and has the power and authority to bind the owner(s) of such Company Claims/Interests to the terms of this Agreement (including through, to the extent permitted thereby, any participation agreement); (B) is entitled (for its own accounts or for the accounts of such other owners) to all of the rights and economic benefits of such Company Claims/Interests (other than any Company Claims/Interests that are subject to any executed but unsettled trades); and (C) does not directly or indirectly own any claims against any Debtor other than as identified below its name on its signature page hereof. Notwithstanding anything to the contrary herein, the Parties acknowledge that the ability of any Consenting Senior Secured Credit Facility Lender to vote or cause the vote of its Senior Secured Credit Facility Claims held on participation may be limited to what is provided for in the applicable participation documents.

(b)	All representations, warranties, covenants and other agreements made by each Restructuring Support Party herein shall apply solely to the business unit of each Restructuring Support Party that has become a party to this Agreement (as may specified on its signature page hereto), in its capacity as a holder of Company Claims/Interests and this Agreement shall not apply to such Restructuring Support Party or any of its business units acting in any other capacity.

(c)	Each Debtor hereby represents and warrants on a joint and several basis (and not any other person or entity other than the Debtors) that the following statements are true, correct, and complete as of the date hereof:

(i)	it has the requisite corporate or other organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii)	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

(iii)	the execution and delivery by it of this Agreement does not (A) violate its certificates of incorporation, or bylaws, or other organizational documents, or (B) result in a breach of, or constitute (with due notice or lapse of time or both) a default (other than, for the avoidance of doubt, a breach or default that would be triggered as a result of the Chapter 11 Cases or any Debtor’s undertaking to implement the Restructuring through the Chapter 11 Cases) under any material contractual obligation to which it is a party;

(iv)	the execution and delivery by it of this Agreement does not require any registration or filing with, the consent or approval of, notice to, or any other action with any federal, state, or other governmental authority or regulatory body, other than, for the avoidance of doubt, the actions with governmental authorities or regulatory bodies required in connection with implementation of the Restructuring and filings pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(v)	since November 9, 2023, no Debtor has entered into any non-ordinary course transactions other than (A) this Agreement, (B) any other transactions or agreements related to the Restructuring and disclosed in writing to the Ad Hoc Group or the Ad Hoc Group Advisors or (C) any transaction that has otherwise been publicly disclosed in SEC filings;

(vi)	subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code and, to the extent applicable, approval by the Bankruptcy Court, this Agreement is a legally valid and binding obligation of each Debtor that is enforceable against each Debtor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally, or by equitable principles relating to enforceability; and

(vii)	it has sufficient knowledge and experience to evaluate properly the terms and conditions of the Plan and this Agreement, and has been afforded the opportunity to consult with its legal and financial advisors with respect to its decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction.

18.           Survival of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning the Restructuring and in contemplation of possible chapter 11 filings by the Debtors and the rights granted in this Agreement are enforceable by each signatory hereto without approval of any court, including the Bankruptcy Court.

19.           Rights and Settlement Discussions. If the transactions contemplated herein are not consummated, or following the occurrence of a Termination Date, if applicable, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, other than as provided in Section 16, and the Parties expressly reserve any and all of their respective rights. The Parties acknowledge that this Agreement, the Plan, and all negotiations relating hereto are part of a proposed settlement of matters that could otherwise be the subject of litigation. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, the Term Sheet, this Agreement, the Plan, any related documents, and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

20.           Waiver and Amendments.

(a)	Other than as set forth in Section 20(b), this Agreement, including the Exhibits and Schedules, may not be waived, modified, amended, or supplemented except with the prior written consent of the Debtors and the Majority Consenting 2026 Noteholders.

(b)	Notwithstanding Section 20(a):

(i)	any waiver, modification, amendment, or supplement to this Section 20 shall require the prior written consent of all of the Parties;

(ii)	any modification, amendment, or change to the definition of “Majority Consenting 2026 Noteholders” or to Section 7(a) of this Agreement shall require the prior written consent of all of the Parties;

(iii)	any change, modification, or amendment to this Agreement (including, for the avoidance of doubt, the Term Sheet) that treats or affects any Consenting 2026 Noteholders’ Claim in a manner that is materially and adversely disproportionate, on an economic or non-economic basis, to the manner in which the Claim of any other Consenting 2026 Noteholder is treated shall require the prior written consent of such materially adversely and disproportionately affected Consenting 2026 Noteholder;

(iv)	any change, modification, or amendment to this Agreement (including, for the avoidance of doubt, the Term Sheet) that treats or affects any Consenting Green Bondholder’s Claim in a manner that is materially and adversely disproportionate, on an economic or non-economic basis, to the manner in which the Claim of any other Consenting Green Bondholder is treated shall require the prior written consent of such materially adversely and disproportionately affected Consenting Green Bondholders;

(v)	any change, modification, or amendment to this Agreement (including, for the avoidance of doubt, the Term Sheet) that treats or affects any Consenting Senior Secured Credit Facility Lender in a manner that is materially and adversely disproportionate, on an economic or non-economic basis, to the manner in which the claim of any other Consenting Senior Secured Credit Facility Lender is treated shall require the prior written consent of such materially adversely and disproportionately affected Consenting Senior Secured Credit Facility Lender;

(vi)	any change, modification, or amendment to this Agreement (including, for the avoidance of doubt, the Term Sheet) that affects the class treatment of holders of Senior Secured Credit Facility Claims, Bond Green Bonds Claims or Epes Green Bonds Claims in a manner that is materially adverse relative to the manner in which such Claims are contemplated to be treated under the Term Sheet as in effect on the RSA Effective Date, and on a basis that is disproportionate to any corresponding change (or absence thereof) to the treatment of other classes of Claims held by the Restructuring Support Parties, shall require the prior written consent, as applicable, of the Majority Consenting Senior Secured Credit Facility Lenders, the Majority Consenting Bond Green Bondholders or the Majority Consenting Epes Green Bondholders, as applicable; and

(vii)	any modification or amendment that requires any Restructuring Support Party to incur any expenses, liabilities, or other obligations, or agree to any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations, shall require the written consent of each such affected Restructuring Support Party.

21.           Relationship Among Parties. The duties and obligations of the Restructuring Support Parties under this Agreement shall be several, not joint. No Party shall have any responsibility by virtue of this Agreement for any trading by any other entity. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement. The Parties acknowledge that this Agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Debtors, and neither the Parties nor any group thereof shall constitute a “group” within the meaning of Rule 13d-5 under the Exchange Act. No action taken by any Restructuring Support Party pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Restructuring Support Parties are in any way acting in concert or as such a “group.”

22.           Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach of this Agreement, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. Each Party also agrees that it will not seek, and will waive any requirement for, the securing or posting of a bond in connection with any Party seeking or obtaining such relief. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect, or consequential damages or damages for lost profits related to breach of this Agreement, except, in each case, to the extent such damages are the reasonably foreseeable consequence of the relevant breach of this Agreement.

23.           Governing Law & Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require or permit the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each Party irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, shall be brought in the federal or state courts located in the City of New York, Borough of Manhattan, and by executing and delivering this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement. By executing and delivering this Agreement, and upon commencement of the Chapter 11 Cases, each of the Parties irrevocably and unconditionally submits to the personal jurisdiction of the Bankruptcy Court solely for purposes of any action, suit, proceeding, or other contested matter arising out of or relating to this Agreement, or for recognition or enforcement of any judgment rendered or order entered in any such action, suit, proceeding, or other contested matter.

24.           Waiver of Right to Trial by Jury. Each of the Parties waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort, or otherwise, between any of the Parties arising out of, connected with, relating to, or incidental to the relationship established between any of them in connection with this Agreement. Instead, any disputes resolved in court shall be resolved in a bench trial without a jury.

25.           Successors and Assigns. Except as otherwise provided herein, this Agreement is intended to bind and inure to the benefit of each of the Parties and each of their respective permitted successors, assigns, heirs, executors, administrators, and representatives.

26.           No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary of this Agreement.

27.           Notices. All notices (including, without limitation, any notice of termination or breach) and other communications from any Party hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier service, messenger, email, or facsimile to the other Parties at the applicable addresses below, or such other addresses as may be furnished hereafter by notice in writing. Any notice of termination or breach shall be delivered to all other Parties.

(a)	If to any Debtor:

Enviva Inc.

Attn:     Jason E. Paral

7272 Wisconsin Ave., Suite 1800

Bethesda, MD 20814

Tel:        (301) 657-5560

Email:    jason.paral@envivabiomass.com

With a copy to:

Vinson & Elkins L.L.P.

Attn:      David S. Meyer

Jessica C. Peet

1114 Avenue of the Americas, 32nd Floor

New York, NY 10036

Tel:        (212) 237-0000

Email:   dmeyer@velaw.com

jpeet@velaw.com

- and -

Vinson & Elkins L.L.P.

Attn:      Matthew J. Pyeatt

Trevor G. Spears

2001 Ross Avenue, Suite 3900

Dallas, TX 75201

Tel:        (214) 220-7700

Email:   mpyeatt@velaw.com

tspears@velaw.com

(b)	If to a Consenting 2026 Noteholder:

To the address set forth on its signature page hereto

with a copy to

Davis Polk & Wardwell LLP

Attn:      Damian S. Schaible

David Schiff

Hailey W. Klabo

450 Lexington Avenue

New York, NY 10017

Tel:        (212) 450-4000

Email:   damian.schaible@davispolk.com

david.schiff@davispolk.com

hailey.klabo@davispolk.com

28.           Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

29.           Entire Agreement. This Agreement (including the Exhibits and Schedules) constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all prior negotiations, agreements, and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement.

30.           Reservation of Rights.

(a)	Except as expressly provided in this Agreement or the Term Sheet, including Section 5(a) of this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of any Party to protect and preserve its rights, remedies and interests, including without limitation, its claims against any of the other Parties.

(b)	Without limiting Sub-Clause (a) of this Section 30 in any way, if the Plan is not consummated in the manner set forth, and on the timeline set forth, in this Agreement and the Term Sheet (taking into account any extension of applicable Milestones pursuant to the terms hereof), or if this Agreement is terminated for any reason in accordance herewith, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims and defenses, subject to Section 18 of this Agreement. The Term Sheet, this Agreement, the Plan, any Definitive Document, and any related document shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

31.           Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument, and the counterparts may be delivered by electronic mail in portable document format (.pdf).

32.           Public Disclosure. Except as required by law, no Party or its advisors shall (a) use the name of any Restructuring Support Party in any public manner (including in any press release) with respect to this Agreement, the Restructuring, or any Definitive Document or (b) disclose to any entity (including, for the avoidance of doubt, any other Restructuring Support Party), other than advisors to the Debtors, the holdings information of any Restructuring Support Party without such Restructuring Support Party’s prior written consent (it being understood and agreed that each Restructuring Support Party’s signature page to this Agreement shall be redacted to remove the name of such Restructuring Support Party and the amount and/or percentage of Company Claims/Interests held by such Restructuring Support Party to the extent this Agreement is filed on the docket maintained in the Chapter 11 Cases or otherwise made publicly available); provided further, however, that (x) if such disclosure is required by law, and to the extent reasonably practicable and not otherwise prohibited by law, the disclosing Party shall afford the relevant Restructuring Support Party a reasonable opportunity to review and comment in advance of such disclosure and such Party shall take all reasonable measures to limit such disclosure and (y) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Company Claims/Interests held by Restructuring Support Parties of the same class, collectively. This Agreement, as well as its terms, its existence, and the existence of the negotiation of its terms are expressly subject to any existing confidentiality agreements executed by and among any of the Parties as of the date hereof; provided, however, that, (a) on or after the RSA Effective Date, the Debtors may make any public disclosure or filing of, or with respect to the subject matter of, this Agreement, including the existence of, or the terms of, this Agreement or any other material term of the transaction contemplated herein, that, based upon the advice of counsel, is required to be made (i) by applicable law or regulation or (ii) pursuant to any rules or regulations of the New York Stock Exchange, without the express written consent of the other Parties, and (b) after the Petition Date, the Parties may disclose the existence of, or the terms of, this Agreement without the express written consent of the other Parties.

33.           Enforceability of Agreement. Each of the Parties waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

34.           Headings. The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

35.           Interpretation. This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion hereof, shall not be effective in regard to the interpretation hereof.

[Signatures and exhibits follow.]

ENVIVA INC.

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA PELLETS, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA PELLETS LUCEDALE, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA, LP

By Enviva GP, LLC,
as its sole general partner

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA PELLETS WAYCROSS, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA PELLETS GREENWOOD, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA PORT OF PASCAGOULA, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA PELLETS BOND, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA HOLDINGS, LP

By Enviva Holdings GP, LLC,
as its sole general partner

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA GP, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA MANAGEMENT COMPANY, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA AIRCRAFT HOLDINGS CORP.

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA SHIPPING HOLDINGS, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA PARTNERS FINANCE CORP.

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA ENERGY SERVICES, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA HOLDINGS GP, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA DEVELOPMENT FINANCE COMPANY, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA PELLETS EPES, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA PELLETS EPES FINANCE COMPANY, LLC

By:	/s/ Glenn T. Nunziata
Name:	James P. Geraghty
Title:	Manager

ENVIVA PELLETS EPES HOLDINGS, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA MLP INTERNATIONAL HOLDINGS, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

[Signatures of Restructuring Support Parties on File With Debtors]

Schedule 1 to Restructuring Support Agreement

Subsidiaries

1.	Enviva Inc.

2.	Enviva Pellets, LLC

3.	Enviva Pellets Lucedale, LLC

4.	Enviva, LP

5.	Enviva Pellets Waycross, LLC

6.	Enviva Pellets Greenwood, LLC

7.	Enviva Port of Pascagoula, LLC

8.	Enviva Pellets Bond, LLC

9.	Enviva Holdings, LP

10.	Enviva GP, LLC

11.	Enviva Management Company, LLC

12.	Enviva Aircraft Holdings Corp.

13.	Enviva Shipping Holdings, LLC

14.	Enviva Partners Finance Corp.

15.	Enviva Energy Services, LLC

16.	Enviva Holdings GP, LLC

17.	Enviva Development Finance Company, LLC

18.	Enviva Pellets Epes, LLC

19.	Enviva Pellets Epes Finance Company, LLC

20.	Enviva Pellets Epes Holdings, LLC

21.	Enviva MLP International Holdings, LLC

Exhibit A to the Restructuring Support Agreement

Term Sheet

enviva

Restructuring and DIP Proposals

February 15, 2024

Evercore Davis Polk Vinson&Elkins Lazard Alvarez & Marsal

Confidential Subject to FRE 408 and Equivalents For Discussion Purposes Only Subject to Material Revision and Ongoing Diligence Restructuring and DIP Proposals February 15, 2024

Confidential Subject to FRE 408 and Equivalents For Discussion Purposes Only Subject to Material Revision and Ongoing Diligence Restructuring Proposal 2 Implementation Prearranged Ch. 11 restructuring with a Restructuring Support Agreement (“RSA”) executed by holders representing > 67%, in aggregate, of the 2026 Notes, >50% of Epes Green Bonds, and > 50%, in aggregate, of the Existing RCF and the Incremental Term Loan (the “Term Loan”) 2026 Noteholders to sign in all capacities (i.e., as holders of Senior Notes, Green Bonds, and 1L Debt) DIP Financing Refer to DIP Term Sheet1 Treatment of Claims DIP Financing Tranche A has option to equitize subject to conditions in the DIP Term Sheet; Tranche B is repaid in cash at maturity Treatment of Claims Existing RCF / TL / NMTC Loan Paid in full in cash with proceeds from the 1L Exit Facility; holders of 1L TL / RCF can participate in exit financing process and, if a third party provides best terms for the 1L Exit Facility, roll existing debt into same terms as the 1L Exit Facility NMTC Loan reinstated or refinanced, subject to diligence Default interest rate on RCF / TL to be paid as adequate protection during chapter 11 cases Epes / Bond GBs Repaid with remaining Restricted Cash from Construction Fund based on amounts at chapter 11 filing Claim to be limited to the face amount outstanding, plus interest accrued prepetition, less any restricted cash that is returned to holders prior to the Plan effective date, regardless of timing of when such cash is returned; in an RSA, the Company and the other RSA parties will agree to support the return of cash as promptly as reasonably possible after the Petition Date Remaining principal receives pro rata share (together with 2026 Notes and GUCs) of reorganized equity (subject to dilution from ERO, ERO Backstop Fee, DIP conversion, warrants, and MIP) Right to participate in ERO The Company shall work in good faith and to finalize the mechanics on the return of cash by February 26, 2024, and it is anticipated that such terms will be consistent with any restructuring support agreement entered into as of such date 2026 Notes2 Receives pro rata share (together with Epes / Bond Green Bonds and GUCs) of reorganized equity (subject to dilution from ERO, ERO Backstop Fee, DIP conversion, warrants, and MIP) Right to participate in ERO Subsidiary GUCs3 [•]% of reorganized equity4 (subject to dilution from ERO, ERO Backstop Fee, DIP Conversion, warrants, and MIP) Right to participate in ERO if classified with unsecured financial debt Cash-out option for non-financial GUCs to be discussed by Company / AHG in connection with contract negotiation strategy HoldCo Unsecured Claims [•]% of reorganized equity (subject to dilution from ERO, ERO Backstop Fee, DIP Conversion, warrants, and MIP) and/or warrants at terms TBD No right to participate in ERO Enviva entities and related claims included in “HoldCo” class subject to diligence Cash-out option for non-financial GUCs / non-Q4’22 Transaction GUCs to be discussed by Company / AHG in connection with contract negotiation strategy Existing Equity Receive (i) 5% of the reorganized equity, subject to dilution from ERO, ERO Backstop Fee, Warrants, MIP and DIP conversion, and (ii) Warrants with a 5 year term exercisable for 5.0% of reorganized equity (prior to dilution from ERO, DIP conversion, and MIP) Exercisable at a strike price per share calculated as a) the sum of par + accrued claims of the 2026 Notes, net Green Bonds, and Subsidiary GUCs (with no double counting of claims), divided by b) the number of shares issued at emergence prior to the DIP Conversion, ERO, and the MIP Exercisable on a cashless basis Black-Scholes protections No right to participate in ERO 1. All general unsecured claims may be classified together, subject to diligence 2. Any reference to DIP loans (including corollary terms such as “Tranche A loans” or “aggregate loans”) without concurrent mention of DIP notes shall encompass both DIP loans and DIP notes 3. Subsidiary GUCs include 2026 Notes, Green Bond claims (net of cash) and non-financial claims at subsidiary debtors 4. NTD: Subject to contract rejection damage analysis and GUC analysis

Confidential Subject to FRE 408 and Equivalents For Discussion Purposes Only Subject to Material Revision and Ongoing Diligence Restructuring Proposal (Cont’d) 3 Post-Emergence Capital Structure New 1L RCF Commitment: $[250] million; to be provided by parties acceptable to Company and AHG ahead of Plan confirmation Security / Priority: Terms to be subject to AHG consent rights Terms TBD based on results of exit financing process but acceptable to the AHG 1L Exit Facility Amount: $[750] million; to be provided by parties acceptable to Company and AHG ahead of Plan Confirmation Security / Priority: First lien on substantially all assets of the Company Company to work in good faith with the AHG to negotiate a committed financing acceptable to AHG and the Company by Disclosure Statement hearing or such later date to be agreed. Company to work with third parties on a “best-efforts” basis thereafter to determine if superior exit financing is available Additional terms TBD based on results of exit financing process but acceptable to the AHG Equity Rights Offering (“ERO”) ERO of $[250] million plus amounts of Tranche A DIP not converted pursuant to Conversion Option, backstopped by AHG, at a discount to be agreed relative to plan equity value, provided that plan equity value does not exceed the Valuation Ceiling, subject to dilution by MIP Use of proceeds: Repay Tranche B DIP and any Tranche A DIP amounts not converted at emergence Backstop terms to be agreed and court-approved by no later than Disclosure Statement hearing “Valuation Ceiling” shall mean Equity Value based on a TEV equal to the sum of prepetition secured debt claims plus DIP loans anticipated to be outstanding at emergence, plus the 2026 Notes and net Green Bonds claims Management Incentive Plan (“MIP”) 3.5% of reorganized equity in the form of RSUs granted at emergence; Up to 6.5% of reorganized equity to be granted at discretion of new board (structure of such equity awards (e.g. options, RSUs) to be agreed); for the avoidance of doubt, MIP is not subject to dilution by the ERO Governance Initial post-emergence board of directors to be selected pursuant to RSA consent rights, and commensurate with equity ownership Special committee on a basis to be agreed1 Other Post-emergence governance structure acceptable to AHG and Company Customary minority investor protections and information rights to be agreed AHG to work with company to ensure appropriate critical vendor relief and support for ongoing trade relationships Customary RSA rights, consent rights, and reporting requirements Customary releases and exculpation provisions, including insider releases subject to investigation and diligence; parties will work in good faith with respect to diligence (and reporting on investigation findings) prior to anticipated filing of Plan Tax structuring and definitive documentation to be acceptable to the AHG and the Company Payment of AHG reasonable and documented fees and expenses (including AHG advisors) Assumption of employment agreements and indemnification agreements subject to diligence and RSA consent rights; parties will work in good faith to address diligence of such agreements on a timeline reasonably practicable Linkage between RSA/DIP to be addressed through definitive documentation RSA to include customary fiduciary out and customary provisions regarding response to inbound proposals, and to permit Company to conduct a 1L exit financing process consistent with this Term Sheet 1. Company to provide detail on current/proposed governance structure

Confidential Subject to FRE 408 and Equivalents For Discussion Purposes Only Subject to Material Revision and Ongoing Diligence DIP Proposal 4 Description Delayed-draw term loan or delayed-draw notes or a combination thereof, at option of AHG members, as long as no economic difference to Company (i.e., both are delayed from interest cost perspective) Facility Size $500 million1 Tranche A ($250mm): at each holder's election, (i) repaid in cash or (ii) convertible into reorganized equity at the same discount to Plan Equity Value as the ERO, subject to dilution from MIP; election to convert into reorganized equity must be made prior to Disclosure Statement hearing Tranche B ($250mm): to be repaid at emergence in cash Maximum of five draws; initial draw $[150]mm; size of subsequent draws minimum $[50]mm, max $[100]mm, Draws to be subject to customary borrowing conditions, including, without limitation, no default or event of default existing (which includes ongoing compliance with budget and variance requirements) To discuss requirement that Tranche A be fully drawn prior to Tranche B Guarantors All subsidiaries, both wholly owned and non-wholly owned, excluding any non-debtor joint ventures, foreign subsidiaries, or domestic subsidiaries that are FSHCOs or owned directly or indirectly by a CFC; subject to tax diligence For avoidance of doubt, domestic subs that are FSHCOs or are directly or indirectly owned by CFC to provide guarantees; subject to diligence Claims / Collateral Superpriority administrative expense claim Second priority lien on the prepetition RCF/TL Collateral/Hamlet JV2 ; superpriority lien on all unencumbered assets To discuss equity pledge of interest in EWH Superpriority lien on Epes subject only to NMTC Loan, subject to ongoing diligence Guarantors’ pledges of 100% equity in all subsidiaries unless there are actual and demonstrated adverse consequences Lenders / Allocation AHG to backstop full amount of the DIP at the time of filing The Company may syndicate up to 20% of the Tranche A commitments and up to 20% of the Tranche B commitments at their discretion during a two week syndication period after commencement of the Chapter 11 Case; any amounts not syndicated will be backstopped by the AHG Company allocation is separate between Tranche A and Tranche B (i.e., Company-allocated parties can participate in one tranche and not the other); the Company must allocate at least $1 of Tranche B for each $1 of Tranche A; for the avoidance of doubt, Company may allocate to Tranche B without allocating to Tranche A Existing equity holders will have the ability to participate in the Company-allocated portion of the DIP commitments3 Borrower Enviva Inc. Roll-up None Maturity [9] months after the petition date Interest Rate S + [800] (50% undrawn spread) Fees 3% Backstop Fee to Backstop Parties (members of AHG); 4% OID upfront fee payable at interim on all commitments to all participating lenders (including Company-allocated lenders participating in the DIP during the first two weeks following commencement of chapter 11 cases; [any unallocated portion from the Company DIP syndication will be funded by the Backstop Parties with the 4% OID upfront fee]) Exit Fee: [3]% of aggregate loans payable in cash to Tranche B lenders; provided [3]% Exit Fee applies to Tranche A loans repaid in cash at emergence Early Repayment / Break Fee of [5]% on account of Tranche A and Tranche B in the event of any refinancing that occurs prior to emergence / maturity 1. The terms in this section are subject to tax diligence 2. Lien priority on Hamlet JV assets subject to diligence 3. To the extent other debtholders in capital structure participate in DIP, the allocations between AHG and Company would be pared back pro rata

Confidential Subject to FRE 408 and Equivalents For Discussion Purposes Only Subject to Material Revision and Ongoing Diligence DIP Proposal (Cont’d) 5 Cash Collateral Customary permitted cash collateral use and adequate protection to be agreed (note: adequate protection terms herein are inextricably tied to this transaction and the AHG DIP; should not be taken to reflect AHG position with respect to any other financing or proposed collateral use) Exit Financing DIP to be paid in full in cash (including Exit Fee) at emergence unless equitized pursuant to the Conversion Option Conversion Option Tranche A DIP loans to include option to be repaid in cash in full or converted into equity at a discount equivalent to the ERO discount, subject to dilution from the MIP, conversion shall be solely at each lender’s option1 Repaid at par + 3% Exit Fee if repaid in cash because holder declined to exercise Conversion Option; if repaid in cash for any other reason, 5% Exit Fee to apply Adequate Protection Customary adequate protection claims and liens and AHG expense reimbursement Adequate protection for non-participating 1L lenders to be discussed Covenants Maximum variance of $2 million or 15%, whichever is greater (excluding professional fees and expenses); permitted variance for (i) shortfall in MGT receipts due to MGT plant shutdown or contract termination and (ii) losing access to Non-Debtor funding as relates to the flow of MGT receipts from the EWH JV (Non-Debtor) to the Debtors Tested weekly on rolling 4-week basis (with first test occurring after conclusion of the 4-week period) New budgets issued once every 4 weeks; to extent new budget is not approved, then Company retains ability to carryforward favorable variances from prior period(s) $[30]mm minimum liquidity covenant, tested daily Customary DIP covenants and consents, including consent right over contract rejection / assumption Subsequent draws subject to customary borrowing conditions as described above No voting by affiliated lenders other than limited sacred rights protections to be addressed in definitive documentation Reporting Monthly financial reporting (bi-weekly variance reporting, to include professional fees, and updated 13-WCF budget due every four weeks), on a non-cleansed basis DIP Lenders to have opportunity to get restricted Critical vendor and contract negotiation report on a weekly basis; but on a non-cleansed basis, i.e., available to DIP lenders willing to access private side datasite Customary information rights and access, incl. twice-monthly calls with management, weekly call with Company financial advisors to discuss cash flows and operations on a non-cleansed basis, i.e., available to DIP lenders willing to access private side datasite Other Payment of DIP Lender fees & expenses (including DIP Lender advisors); indemnification of DIP Lenders Other customary DIP terms to be agreed (including events of default, representations & warranties, etc.); also to include releases of DIP lenders in their capacity as such; any releases of insiders subject to court approvals and customary carve-outs Company, AHG and other stakeholders TBD to enter into acceptable RSA prior to filing DIP lenders willing to access private side datasite allowed to review professional fee estimates (including estimates for banker success fees, financing fees and crediting), by advisor and month, in the DIP budget Customary professional fee carveout to be agreed Milestones Entry of Interim DIP Order: T + 7 Filing of Bar Date Motion: T + 14 Entry of Final DIP Order: T + 35 Filing of rejection motion: T + 45 Filing of an Acceptable Plan of Reorganization and Acceptable Disclosure Statement by the Debtors: T + 120 Entry of order approving the Disclosure Statement for an Acceptable Plan of Reorganization by the Bankruptcy Court: T + 150 Entry of Confirmation Order for an Acceptable Plan of Reorganization by the Bankruptcy Court: T + 185 Occurrence of effective date for an Acceptable Plan of Reorganization: T + 205 1. DIP conversion mechanics and documentation subject to legal structuring

Confidential Subject to FRE 408 and Equivalents For Discussion Purposes Only Subject to Material Revision and Ongoing Diligence This non-binding presentation is provided for discussion purposes only, and is not intended to be and should not be construed as an offer, a commitment, nor an agreement to provide any financing, enter into any transaction or otherwise, nor should it be construed as an attempt to establish all of the requirements, terms, conditions, representations, warranties and other provisions relating to any transaction described herein. It is intended only to broadly outline at a high level certain illustrative terms of a potential transaction. This presentation does not constitute, nor shall it be construed as, an offer with respect to any securities, it being understood that any such offer will only be made in compliance with applicable securities laws and/or other applicable laws. Any transaction is subject to, among other things, completion of due diligence and the negotiation, execution and delivery of definitive, binding documentation satisfactory to the parties thereto and satisfaction of all applicable terms and conditions therein. No person or entity shall have any obligation to commence or thereafter continue any negotiations to enter into any such definitive, binding agreement with respect to any transaction involving the matters described herein, and no person or entity should rely on an eventual formation of any agreement. This presentation is provided on a confidential basis, and may not be used or disclosed to any person, including, without limitation, based on the protection provided pursuant to Rule 408 of the Federal Rules of Evidence and any other rule of similar import. Any potential debt or equity recovery levels, valuations, or other related measures provided or implied herein are for purely illustrative purposes only and should not be used or construed for any other purpose. Nothing contained herein shall be an admission of fact or liability or deemed binding on any person or entity.

Exhibit B to the Restructuring Support Agreement

Form of Joinder Agreement

Form of Joinder Agreement

This joinder (this “Joinder”) to the Restructuring Support Agreement (the “Agreement”),1 dated as of [●], 2024, by and among (i) Enviva Inc. and each of the subsidiaries set forth in Schedule 1 to the Agreement, and (ii) the Restructuring Support Parties, is executed and delivered by [________________] (the “Joining Party”) as of [________________].

1.             Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder as Annex 1 (as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions thereof). The Joining Party shall hereafter be deemed to be a Party for all purposes under the Agreement and one or more of the entities comprising the Restructuring Support Parties, as applicable.

2.             Representations and Warranties. The Joining Party hereby represents and warrants to each other Party to the Agreement that, as of the date hereof, such Joining Party (a) is the legal or beneficial holder of, and has all necessary authority (including authority to bind any other legal or beneficial holder) with respect to, the claims identified below its name on the signature page hereof, and (b) makes, as of the date hereof, the representations and warranties set forth in Section 17 of the Agreement to each other Party.

3.             Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require or permit the application of the law of any other jurisdiction.

4.             Notice. All notices and other communications given or made pursuant to the Agreement shall be sent to:

To the Joining Party at:

[JOINING PARTY]

[ADDRESS]

Attn:

Facsimile: [FAX]

EMAIL:

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[1]	Capitalized term used but not otherwise defined herein shall have the meaning ascribed to it in the Agreement.

1

[JOINING PARTY]

By:
Name:
Title:

Holdings:	$__________________ of Debt
Under the Senior Secured Credit Agreement

Holdings:	$__________________ of Debt
Under the 2026 Notes

Holdings:	$__________________ of Debt
Under the Epes Green Bonds

Holdings:	$__________________ of Debt
Under the Bond Green Bonds

Annex 1 to the Form of Joinder Agreement

Restructuring Support Agreement